As filed with the Securities and Exchange Commission on June 19, 2008
                                                         Registration Statement No. 333-147367
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 on
FORM S-1
to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFRARED SYSTEMS INTERNATIONAL
 (Name of small business issuer in its charter)

Nevada	3812	38-3767357
                                                                                 (State or jurisdiction of                                         (Primary Standard Industrial                                                                           (IRS Employer
                                                                             incorporation or organization)                                 Classification Code Number)                                                                       Identification No.)

15 N. Longspur Drive
The Woodlands, TX 77380
(310) 213-2143
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Gary Ball
President
15 N. Longspur Drive
The Woodlands, TX 77380
(310) 213-2143
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Edward T. Swanson, Esq.
Law Offices of Edward T. Swanson
1135 17th Street, Unit E
Santa Monica, CA 90403
Office: (310) 315-2828
Fax: (310) 828-6138

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

     Large accelerated filer  [  ]                                                                                           Accelerated filer  [  ]

     Non-accelerated filer    [  ] (Do not check if a smaller reporting company)         Smaller reporting company  [ X ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

                                                   CALCULATION OF REGISTRATION FEE
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   Title of each                                                          Proposed maximum       Proposed maximum
class of securities                  Amount to                  offering price            aggregate offering            Amount of
  to be registered                  be registered(1)              per unit                           price (1)                     registration fee
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Common stock,                   20,073,346                                                               $249,527.00                     $   9.81(2)
$0.001 par value
per share
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(1)  Consists of Common Stock of Infrared Systems International (“ISI”) to be distributed pro-rata to holders of record of common stock of China Sxan Biotech, Inc. (CSBI) as of the record date for such distribution to effect a spin-off of our shares.  The CSBI stockholders will not be charged or assessed for the ISI common stock, and ISI will receive no consideration for the distribution of the foregoing shares in the spin-off.  There currently exists no market for ISI’s common stock.  Consistent with Rule 457(f)(2), since there is no market for shares being distributed, the filing fee is based on the book value of ISI.

(2)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2008

Prospectus

INFRARED SYSTEMS INTERNATIONAL

Spin-Off of INFRARED SYSTEMS INTERNATIONAL by the Distribution of

20,073,346 Shares of Common Stock

We are furnishing this Prospectus to the holders of common stock of China Sxan Biotech, Inc. (CSBI), a Delaware corporation.  Infrared Systems International currently is a wholly-owned subsidiary of CSBI.  After the distribution, we will be an independent public company.

CSBI owns the shares. Stockholders of CSBI will receive one (1) of our shares for every one (1) share of CSBI common stock which they own on _________, the record date of the distribution. We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Infrared Systems International is bearing all costs incurred in connection with this distribution.

The 20,073,346 shares which are the subject of this Prospectus include (i) a maximum of 161,237 shares issuable if all holders of CSBI Series A Preferred Stock convert those shares into CSBI common stock prior to the record date of the distribution (of which 1,530 shares are issuable to our directors and officers), (ii) an aggregate of 18,767,516 shares issuable to certain stockholders in consideration for shares of CSBI common stock held by them, which shares they are obligated to surrender to us for cancellation, and (iii) an aggregate of 1,144,593 shares issuable to holders of CSBI common stock who are not obligated to surrender such shares to us for cancellation.  As a result, immediately after the distribution and the cancellation of certain shares, there will be between 1,144,593 and 1,305,830 shares of our common stock outstanding, of which up to 359,965 shares will be owned by our directors and officers.

Before this offering, there has been no public market for our common stock, and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

Investing in our common stock involves a high degree of risk.
You should read the "Risk Factors" beginning on Page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008.

TABLE OF CONTENTS

Questions and Answers About the Spin-Off	3
Summary	4
Risk Factors	5
Forward-Looking Statements	9
The Spin-Off and Plan of Distribution	10
Certain Market Information	14
Management’s Discussion and Analysis or Plan of Operation	15
Business	20
Management	24
Certain Relationships and Related Transactions	26
Principal Stockholders	27
Federal Income Tax Considerations	29
Federal Securities Laws Consequences	31
Description of Securities	31
Legal Matters	32
Experts	33
Where You Can Find More Information	33
Financial Statements	F-1

Questions And Answers About The Spin-Off

Q:	What Are Shares Of Infrared Systems International Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	Will ISI Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:
Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more market makers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any market maker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:
We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off.   This distribution will be taxable to you as a dividend to the extent of CSBI’s earnings and profits, with the balance a tax-free reduction in your basis in your CSBI shares and, to the extent the distribution is greater than these amounts, taxable gain.

Q:	What Do I Have To Do To Receive My ISI Shares?

A:
No action by you is required. You do not need to pay any money or surrender your CSBI common shares to receive our common shares. We will mail your ISI shares to your record address as of the record date.

Q:	When Will The Distribution Occur?

A:	The record date for the distribution is _______, 2008. Certificates for the ISI shares should be mailed within 30 days after the record date.

Summary

About Our Company

Please note that throughout this prospectus the words "we," "our," or "us" refer to Infrared Systems International (“ISI”).

ISI is engaged in the business of developing and licensing infrared imaging systems for commercial market applications.  We will seek to license proprietary technology for applications in a specified field – generally transportation, security and medical.  Most of our proposed projects will require a strategic partner to provide the marketing, sales and after-sales support for the project.  We currently hold certain licenses that should provide modest revenues.  During 2007, all revenues were generated from a single license, and we expect all of our revenues in 2008 to be from two licenses. See “Business” below.

We are a wholly-owned subsidiary of China Sxan Biotech, Inc. (“CSBI”).  Our principal executive offices are located at 15 N. Longspur Drive, The Woodlands, Texas 77380, and our telephone number is (310) 213-2143.

The Reason for the Spin-Off

Until July 2007 CSBI was engaged exclusively in the business of developing infrared vision systems for commercial applications.  On July 10, 2007, CSBI acquired the outstanding capital stock of American SXAN Biotech, Inc., which owed 100% of the stock of Tieli Xiaoxinganling Forest Breeding Co., Ltd., a corporation organized under the laws of The People’s Republic of China.  Tieli Xiaoxinganling is engaged in the business of manufacturing and marketing wines and tonics derived from domesticated forest frogs.  American SXAN was not interested in continuing the infrared visions systems business of CSBI, so the parties agreed that such business and assets would be transferred to CSBI’s wholly-owned subsidiary, ISI, and that the common stock of CSBI would be distributed to the persons who were shareholders of CSBI prior to the July 2007 merger, and any subsequent purchasers of their shares. The agreements between the parties contemplated that neither Dr. Huakang Zhou, who purchased CSBI common stock in connection with the acquisition of American SXAN, nor persons to whom CSBI sold CSBI Series B Preferred Stock in connection with the acquisition, would participate in the distribution of ISI common stock.  Consequently, a total of seven persons who currently hold an aggregate of 18,767,516 shares of CSBI common stock have agreed that they will surrender to ISI for cancellation all  ISI shares distributed to them with respect to such CSBI shares. See “Spin-Off and Plan of Distribution” below.

All references to shares of common stock of CSBI in this prospectus have been adjusted to reflect a 1-for-51 reverse stock split effected by CSBI in September 2007 with respect to its common stock.

  The shares of ISI are owned by CSBI, who will distribute the ISI shares once the Form S-1 registration statement is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Company, which acts as our transfer agent.

Risk Factors

The shares offered in this prospectus involve a high degree of risk.  Accordingly, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus.

If we do not generate adequate revenues to finance our operations, our business may fail.

            We were incorporated on April 11, 2006.  Our business primarily involves marketing activities. As of March 31, 2008, we had a retained deficit of $917,674.  During the six months ended March 31, 2008, we had a net loss of $55,112.  During the years ended September 30, 2007 and 2006, respectively, we had net losses of $31,278 and $16,276. Operating costs are expected to range between $35,000 and $55,000 during the fiscal year ending September 30, 2008, exclusive of expenses associated with this offering of approximately $70,000.  We expect to generate revenues during the next twelve months from one or two existing licenses.  However, our expected revenue generation and expenses are difficult to predict, and there can be no assurance that revenues will be sufficient to cover operating costs for the foreseeable future.  Consequently, it may be necessary to raise additional funds.  If we are unable to raise funds to cover any operating deficit after the fiscal year ending September 30, 2008, our business may fail.

Because we had incurred a loss and have not commenced our planned principal operations, our accountants have expressed doubts about our ability to continue as a going concern.

             For the fiscal year ended September 30, 2007, our accountants have expressed doubt about our ability to continue as a going concern as a result of operating losses since inception, the failure to yet commence planned principal operations, and current liabilities in excess of current assets.  Our ability to achieve and maintain profitability and positive cash flow is dependent on such factors as our ability to enter into license agreements and our licensees’ ability to sell products utilizing our technology. Based upon current plans, we expect our operating costs to range between $35,000 and $55,000 for the fiscal year ending September 30, 2008, exclusive of expenses associated with this offering of approximately $60,000. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

            We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers.

Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

As our stock will not be listed on Nasdaq or another national exchange, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares.

             As we do not intend to list our stock on Nasdaq or another national exchange, our stock will therefore be subject to rules adopted by the Securities and Exchange Commission regulating broker dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to "penny stocks" require a broker dealer, prior to a transaction in a "penny stock" not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in "penny stocks" can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in "penny stocks," to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the "penny stock" is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

Issuances of our stock could dilute current stockholders and adversely affect the market price of our common stock, if a public trading market develops.

             We have the authority to issue up to 50,000,000 shares of common stock, 50,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operations. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval, or in connection with one or more acquisitions.  No such transactions currently are planned.

  The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

The trading price for CSBI common stock may decline after the distribution.

As a result of the distribution, we will no longer be a wholly-owned subsidiary of CSBI.  To the extent that investors perceive the value of CSBI without ISI to be diminished, the trading price for CSBI common stock may decline after the distribution.

We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws.

As a taxable distribution, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off.   This distribution will be taxable to you as a dividend to the extent of CSBI’s earnings and profits, with the balance a tax-free reduction in your basis in your CSBI shares and, to the extent the distribution is greater than these amounts, taxable gain.

Our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

            Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law.  Nevada law permits the elimination of the personal liability of a director or officer for damages for breach of fiduciary duty as a director or officer, although such a provision must not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes Section 78.300.  This exculpatory provision may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Competition in the infrared products industry is intense.

                  Our business plan involves developing and licensing infrared products. This business is highly competitive. There are numerous similar companies providing such products in the United States. Our competitors will have greater financial resources and more expertise in this business. Our ability to develop our infrared products business will depend on our ability to successfully market our products in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

Our intellectual property may not be adequately protected.

While we have a patent pending, we cannot assure that a patent will be issued on the basis of our application or that, if such a patent is issued, it will be sufficiently broad to protect our technology.  In addition, we cannot assure that any patents issued to us will not be challenged, invalidated, or circumvented.  In order to safeguard our unpatented proprietary know-how, trade secrets, and technology, we rely primarily upon trade secret protection and nondisclosure provisions in agreements with employees and others having access to confidential information.  We cannot assure that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

Enforcing and protecting our proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected.

We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. We also may need to engage in litigation in the future to enforce any patent rights. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend or enforce our proprietary technology.

The share control position of Gary Ball and his wife will limit the ability of other stockholders to influence corporate actions.

          After distribution of our shares to the CSBI stockholders, our largest stockholders, Gary and Wendy Ball, will own an aggregate of 338,780 shares of our common stock (including shares of common stock held in the IRA account for Wendy Ball) and thereby control between approximately 26% and 32% of our outstanding shares. Because Gary and Wendy Ball will own such a significant percentage of the outstanding shares, other stockholders, individually or as a group, will be at a disadvantage in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our stockholders generally.

Our future success depends, in large part, on the continued service of our President.

          We depend almost entirely on the efforts and continued employment of Mr. Gary Ball, our President and Secretary-Treasurer. Mr. Ball currently is our sole executive officer, and we will depend on him for nearly all aspects of our operations. We do not have an employment contract with Mr. Ball, and we do not carry key person insurance on his life. Mr. Ball currently is able to devote substantially all of his time on our behalf.  The loss of the services of Mr. Ball, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult to find and retain qualified personnel such as Mr. Ball.

Forward-looking Statements

   This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

*	changes in general economic and business conditions affecting the infrared products industry;

*	changes in legislation and regulation affecting the infrared products industry;

*	changes in our business strategies;

*	the level of demand for our products; and

*	the availability of working capital.

    In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.

The Spin-Off and Plan of Distribution

Summary of Spin-Off

Distributing Company	Infrared Systems International

Shares To Be Distributed
A maximum of 20,073,346 shares of our common stock, $0.001 par value per share, of which 18,767,516 shares will be returned to us for cancellation by certain stockholders pursuant to written agreements. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every one (1) common share of CSBI owned of record on ______. No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

No Payment Required	No holder of CSBI common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Conversion of CSBI Series A Preferred Stock Into CSBI Common Stock
Holders of CSBI Series A Preferred Stock who convert their Series A Preferred Stock into CSBI common stock prior to the record date and do not sell or otherwise transfer such CSBI common stock prior to the record date will receive ISI common stock on the same terms as all other holders of CSBI common stock.  Holders of CSBI Series A Preferred Stock who do not convert their Series A Preferred Stock into CSBI common stock prior to the record date will not be entitled to receive ISI common stock with respect to such CSBI Series A Preferred Stock, whether or not such CSBI Series A Preferred Stock is subsequently converted into CSBI common stock.

Record Date
The record date for our distribution of our shares is _______. After the record date, the CSBI common shares will be trading "ex dividend," meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	_________, 2008. We have mailed this prospectus to you on or about this date.

Distribution of ISI Shares
A maximum of 20,073,346 shares of our common shares, which are held by CSBI, will be delivered to the distribution agent within ten (10) days after the record date, and the spin-off will be completed, reduced by 18,767,516 shares that will be delivered to us for cancellation pursuant to written agreements with certain CSBI stockholders. You will be entitled to receive our shares even if you sold your CSBI shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.  Any shares of our common stock not delivered to the distribution agent for distribution will be surrendered by CSBI to us for cancellation.

Distribution Agent	The distribution agent for the spin-off will be Pacific Stock Transfer Company.

Listing and Trading of Our Shares
 There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution of the certificates for our common stock. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as market makers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the FINRA. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a market maker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market that may develop, investor perception of our business, growth prospects and general market conditions.

Background and Reasons for the Spin-Off

          ISI was incorporated under the laws of the State of Nevada on April 11, 2006. Our Articles of Incorporation authorize our company to issue 50,000,000 shares of common stock with $0.001 par value per share and 50,000,000 shares of preferred stock with $0.001 par value per share.  At the time of formation, we were a wholly-owned subsidiary of Advance Technologies, Inc., a Nevada corporation, and had been formed by it in order to focus on the development of an infrared security system for which a patent was being sought.

On May 24, 2007 Advance Technologies entered into a share purchase and merger agreement with American SXAN Biotech, Inc., Huakang Zhou, Gary Ball and Wendy Ball.  Dr. Zhou has been advising private Chinese companies in the course of going public in the U.S. since 2001.  His role has been to serve as a financial consultant and director of these Chinese companies.  Advance Technologies had several offers to merge with other private corporations.  The directors selected American SXAN based on their perception of which opportunity provided the best potential for “shareholder value enhancement.”   Dr. Zhou was not affiliated with any other merger candidate considered by management of Advance Technologies.

The long-term strategic and financial benefit of the transaction to American SXAN was the ability to access world capital markets by reason of its status as a U.S. public company.  The long-term strategic and financial benefit to Advance Technologies arose from the benefit of obtaining a $325,000 capital infusion, which enabled it to continue its research and development activities, and the perceived potential for shareholder value enhancement through possible stock appreciation of Advance Technology common stock.

Because American SXAN was not interested in continuing the infrared visions systems business, Advance Technologies insisted that the stock of ISI be spun off so that the existing shareholders of Advance Technologies and purchasers of their stock would have the opportunity to benefit from any future success of such business.

In connection with the closing of the acquisition on July 10, 2007, the following took place:

•
Advance Technologies issued to the stockholders of American SXAN 100,000 shares of Series B Preferred Stock, which will be convertible into 17,647,058 shares of common stock after the distribution of the ISI shares to which this prospectus relates.

•
The Board of Directors of Advance Technologies elected members of the management of Tieli XiaoXingAnling, specifically Feng Zhen Xing and Feng Guo Wu, to serve as members of the Board of Advance Technologies.

•	The prior members of the Board of Directors of Advance Technologies resigned.

•	Advance Technologies sold 1,120,457 shares of its common stock (as adjusted for a subsequent 1-for-51 reverse split) to Dr. Huakang Zhou for $325,000.

•
Advance Technologies assigned all of its pre-Merger business and assets (including the $325,000 payment by Dr. Huakang Zhou) to ISI, and ISI assumed responsibility for all of the liabilities of Advance Technologies that existed prior to the Merger.

•
Advance Technologies entered into a management agreement with Gary Ball, its previous CEO, and ISI.  The management agreement provides that Mr. Ball will manage ISI within his discretion, provided that his actions or inactions do not threaten material injury to Advance Technologies.  The management agreement further provides that Mr. Ball will cause ISI to file a registration statement with the Securities and Exchange Commission that will, when declared effective, permit the distribution of all of the outstanding shares of ISI to the holders of Advance Technologies common stock, except that Dr. Huakang Zhou has agreed that he will surrender to ISI any shares of ISI common stock that are distributed to him in connection with the distribution.

In August of 2007, Advance Technologies changed its name to China Sxan Biotech, Inc. (CSBI) and effected a 1-for-51 reverse stock split of its common stock.  All references to shares of CSBI common stock in this prospectus have been adjusted to reflect the reverse stock split.

In November of 2007, CSBI issued an aggregate of 17,647,059 shares of CSBI common stock to six investors in connection with the conversion by them of 100,000 shares of CSBI Series B Preferred Stock issued to them in July 2007 as part of the share purchase and merger agreement. The six persons and the number of CSBI common stock issued to each are as follows: Feng Zen Xing, 14,400,000 shares; Feng Guo Wu, 800,000 shares; Yi Kang, 800,000 shares; Liu Jian Hua, 500,000 shares; American Union Securities, 600,000 shares; and Xiao Jin Wang, 547,000 shares.  Such persons have executed agreements to surrender to ISI all shares of ISI common stock that are distributed to them in connection with the distribution.

          The shares of ISI are owned by CSBI, who will distribute the ISI shares once the Form S-1 registration statement is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Company, which acts as our transfer agent.

Manner of Completing the Spin-Off

The record date for the distribution is _____, 2008.  Promptly after the record date, we will split the number of shares of our outstanding common stock, which are all held by CSBI, into the number of shares required for the spin-off.  The shares then will be delivered to the distribution agent, Pacific Stock Transfer Company, for the distribution. As many as 20,073,346shares of CSBI common stock may be outstanding on the record date if all CSBI Series A Preferred Stock are converted by the record date.  However, 18,767,516 shares will be cancelled pursuant to agreements with persons who received CSBI stock either in connection with the acquisition of American SXAN by CSBI in 2007 or from CSBI subsequent to such acquisition.  As a result, the maximum number of ISI shares issued and not cancelled pursuant to the distribution will be 1,308,721.  After the distribution, CSBI will not own any stock of ISI.

          You will be entitled to receive our shares even if you sold your CSBI common shares after the record date.  A certificate representing your shares of our common stock will be mailed by the distribution agent to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

           No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

          No holder of common shares of CSBI is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

Certain Market Information

There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

Upon effectiveness of this registration statement on Form S-1, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority. ISI will have between approximately 1,061,383 and 1,308,721 shares of common stock issued and outstanding, depending on the number of CSBI Series A Preferred Stock converted into CSBI common stock on or before the record date for the spin-off.

ISI has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.

Following the spin-off, we believe that there will be between approximately 1,015 and 1,187 stockholders of record (depending on the number of holders of record of CSBI Series A Preferred Stock who convert such shares into CSBI common stock prior to the record date).

Management’s Discussion And Analysis Or Plan Of Operations

Disclaimer Regarding Forward Looking Statements

This prospectus includes forward-looking statements that include risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the operation and growth of our business and spending. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We have based these forward-looking statements on our current expectations and projections about future events.  Our ability to generate revenue is subject to substantial risks. The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

Overview

We were formed on April 20, 2006 to pursue the development of a proprietary infrared security system.  In July 2007, all assets and liabilities of Advance Technologies, Inc. (AVTX) were transferred to us in connection with a merger transaction involving AVTX.

Critical Accounting Policies

We have identified the following policies below as critical to our business and  results of operations.  For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the fiscal year ended September 30, 2007 and for the quarter ended December 31, 2007, included elsewhere in this Prospectus.

Revenue Recognition

Our revenue primarily comes from royalties derived through licensing our technology to a single customer, Kollsman.  The licensing agreement with Kollsman grants to Kollsman a worldwide, exclusive license under ISI proprietary data to make, sell, maintain and repair products utilizing such data or patents for use on any aircraft licensed to operate by the Federal Aviation Administration or by equivalent foreign regulatory agencies.  Royalty payments are required for each EVS system sold utilizing a licensed product, based upon the number of units sold.  Pursuant to the license agreement, the royalty is $800 per unit for units 201 through 2,000 (The first 20 units were prepaid in 1997; no payment was required for units 21 through 200, all of which were sold prior to December 2004), $1,400 per unit for units 2,001 through 5,000, $3,800 per unit for units 5,001 through 10,000, and $200 per unit thereafter.  Pursuant to the license agreement, advance royalty payments were made to ISI by Kollsman between 1997 and 1999 in an aggregate amount of $105,000.  As a result, as each of units 201 through 410 were sold, Kollsman was required to pay only $300 in cash per unit, and the remaining $500 otherwise payable reduced the balance of the prior advance royalty payments.  For accounting purposes, the $105,000 in advance royalty payments were deferred and recognized as the units were sold; therefore, $800 per unit in revenues was recognized as each of units 201 through 410 was sold.

Through March 31, 2008, a total of 454 units had been sold.  The license continues until terminated by the mutual consent of the parties, or at the written election of a party in the event of an uncured default by the other party, or by us if Kollsman fails to sell an EVS system containing our licensed rights for 24 months.  We recognize our royalty revenues as Kollsman sells aircraft systems that include our technology.  At that time, in accordance with the license agreement, the royalty fee has been earned by us, there is an agreed upon amount for the royalty fee, and collection of the royalty is reasonably assured because the customer has timely made all payments required under the license agreement since it was signed in July 1997.

We also have generated some revenues from consulting arrangements where we have used our technology to modify existing equipment.  Consulting revenue is recognized when the equipment has been modified, there is an agreed upon price for the services, and collection of the revenue is reasonably assured.

Plan of Operation in the Next Twelve Months

We intend to continue to seek strategic partners for our infrared security system over the coming months.  Such potential partners include infrared camera suppliers, suppliers of radio frequency identification technology, commercial wireless providers, and cellular handset suppliers.

We have identified numerous potential applications for our infrared security system, and will engage in discussions with various corporations in search of partners who desire to utilize our system for one or more of the potential applications for our system.  The most likely potential applications for our system for which we will seek partners include:

•           small to medium business security
•           home security
•           construction site security
•           perimeter security
•           aircraft security
•           private airport security
•	perimeter security for key facilities such as refineries, power plants, water reservoirs, and oil fields

We currently intend to focus primarily on uses of our infrared security system for small to medium business security and home security.

We will seek passive royalty-based license agreements of our system.  Consequently, we will not require manufacturing facilities.

In addition to our infrared security system, we hold, as the result of the transfer of the assets and liabilities of AVTX, certain proprietary rights to infrared products for various commercial applications, primarily relating to the Enhanced Vision System (EVS) for commercial aviation purposes.  We may receive royalties from licenses relating to certain of these rights.  During 2007, all of our revenues were generated from a single license.

The EVS project continues with ongoing sales by Kollsman to Gulfstream.  These sales closely track the new aircraft deliveries by Gulfstream.  The retrofit market for Gulfstream continues at a slow rate, but is projected to improve now that a modified form of the EVS, designated by Kollsman as the Enhanced Vision System II (EVS II), has been certified by the FAA and is in production.  The modification of the EVS system by Kollsman did not involve us or our technology.

We believe that the FAA certification of EVS II in late January of 2008 will result in an increase in the Gulfstream retro-fit program for older models of their G series aircraft, which will use the new EVS II, for FedEx.

Expenses

We estimate that we will require between $35,000 and $55,000 over the next twelve months in order to implement our business strategy, consisting primarily of:

•           establishing one or more development partnerships;
•           building a marketing demonstration model; and
•           conducting demonstrations and attending trade conventions.

Liquidity and Capital Resources

Based upon our anticipated monthly expenses of approximately $3,000 to $5,000 per month, exclusive of expenses associated with this offering of approximately $70,000, we expect to have sufficient capital resources to implement our business plan over the coming year.  This does not take into account royalties from the rights of AVTX transferred to us in July 2007, which we believe will generate revenues of at least $60,000 during the next twelve months.  Our primary source of revenues is from royalties from the EVS licensee, Kollsman.

Results of Operations for the Fiscal Year Ended September 30, 2007 Compared with the Fiscal Year Ended September 30, 2006

Net Sales

Net sales were approximately $65,600 for the fiscal year ended September 30, 2007 as compared to approximately $73,600 for the prior fiscal year.  The decrease was due to a reduction in the number of EVS units sold by Kollsman from 92 in fiscal 2006 to 82 in fiscal 2007.  Consulting fees decreased to zero in fiscal 2007 compared to $6,215 for the prior fiscal year.  Such fees are generated by the periodic purchases by a foreign customer, with our assistance, of infrared detectors from a third party for its medical business, which purchases generally have occurred approximately every other year.  Since there were no costs of goods, gross profits were the same as revenues.  ISI earned $800 per unit during both fiscal 2006 and fiscal 2007.  Of the revenues earned from the sale of EVS units in fiscal 2007, $30,500 had been prepaid by Kollsman, as compared to $46,000 that had been prepaid in fiscal 2006.

Selling, General and Administrative Expenses

Operating expense for the fiscal year ended September 30, 2007 was $82,418 as compared to $84,212 for the prior fiscal year.  Operating expenses remained essentially flat with decreases in the patent attorney ($12,156) and executive compensation ($24,479) offsetting a significant rise in professional fees from $18,515 to $58,181.  Executive compensation expenses declined primarily to the discontinuance of the executive compensation plan by the board of directors. The increase in professional fees was due primarily to approximately $23,000 in legal and accounting fees incurred in connection with the spin-off of ISI, approximately $5,000 in legal fees incurred in connection with the reverse merger of CSBI, and approximately $3,100 in accounting fees incurred in connection with the change of accounting firms commencing with fiscal 2006.

Other Income and Expense

For the fiscal year ended September 30, 2007, the expense was $14,392, compared to $11,879 for the prior fiscal year. The increase in expense was for interest expense as a result of a higher debt.

Net Profit (Loss) Before Provisions for Income Taxes

The net loss for the fiscal year ended September 30, 2007was $31,278 versus $16,276 for prior fiscal year.  The increase in the loss ($15,002) was primarily due to the decrease in revenues of approximately $14,215 as a result of the decline in units sold.

Results of Operations for the Three and Six Months Ended March 31, 2008 compared with the Three and Six Months Ended March 31, 2007.

Revenues

The revenues for the three months ending March 31, 2008 were $4,800 as compared to $16,000 in the quarter ending March 31st 2007.  Revenues were $18,400 for the six months ended March 31, 2008, as compared to $33,600 for the six months ended March 31, 2007. The decrease in revenues during both periods was due to a reduction in EVS sales caused by the phasing out of EVS I to be replaced by EVS II.  A total of six EVS units were sold by Kollsman during the three months ended March 31, 2008 as compared to 22 units in the three months ended March 31, 2007, while a total of 23 EVS units were sold by Kollsman during the six months ended March 31, 2008 as compared to 42 units in the six months ended March 31, 2007.

Operating Expenses

The operating expenses for the three months ended March 31, 2008 were $34,489 as compared to $30,505 for the three months ended the March 31, 2007 period of $30,505.  The slight increase of $5,000  was due to an increase in general and administrative expenses.  Operating expenses were $73,537 for the six months ended March 31, 2008, as compared to $36,981 for the six months ended March 31, 2007.  The increase of $36,556 was the result of professional fees in connection with the preparation of the registration statement.  Professional fees for the six months ended March 31, 2008 were $56,000, as compared to $28,120 for the six months ended March 31, 2007.  The increase was primarily due to legal and accounting fees in connection with the preparation of the registration statement relating to the spin-off.  Other general and administrative expenses were $17,190 for the six months ended March 31, 2008 as compared to $8,657 for the six months ended March 31, 2007.  This increase was due primarily to increased travel, meals and entertainment expenses.

Other Income and Expense

Interest expense for the three months ended March 31, 2008 was $38, as compared to $2,423 for the three months ended March 31, 2007, and was $43 for the six months ended March 31, 2008 as compared to $4,107 for the six months ended March 31, 2007.  Related party interest expense was zero for the three months ended March 31, 2008, as compared to $1,552 for the three months ended March 31, 2007, and was zero for the six months ended March 31, 2008 as compared to $3,124 for the six months ended March 31, 2007.  The decrease in interest expense and in related party interest expense in both periods was due to the repayment of substantially all of our debt in July 2007 with funds provided as a result of the transaction with American SXAN Biotech, Inc.

Net Profit (Loss) Before Provisions for Income Taxes

The net loss for the three months ended March 31, 2008 was $29,727 as compared to $18,480 for the three months ended March 31, 2007.  The increase in net loss was due to the reduced revenue from EVS sales.  The net loss for the six months ended March 31, 2008 was $55,112 as compared to a net loss for the six months ended March 31, 2007 of $10,612.  The increase in net loss for the six month period was due primarily to the increase in professional fees relating to the preparation of the registration statement, and to the decrease in revenues from EVS sales.

Going Concern

We have limited working capital and limited revenues from sales of products or licenses.  During 2007, all of our revenues were generated from a single licensee. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.  The accompanying financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our attaining future profitable operations. Management’s plans include strict restrictions on the cost of ongoing operations, such as providing minimal compensation to management, and limiting professional, travel and other operating expenses in order to remain within our budget of approximately $35,000 to $55,000 per year.  Operating expenses were slightly more than $80,000 in each of fiscal years 2006 and 2007, but such costs included professional and other expenses related to merger and spin-off activities.  There can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

There are no off balance sheet arrangements.

Business

Background

Infrared Systems International (ISI) was formed under the laws of the State of Nevada on April 11, 2006 as a wholly owned subsidiary of CSBI (then known as Advance Technologies, Inc.) to pursue a narrowly defined business objective called infrared security systems.

On July 11, 2007, CSBI acquired American SXAN Biotech, Inc. a Delaware Corporation doing business exclusively in the People’s Republic of China under a registered capital corporation, Tieli XiaoXingAnling Forest Frog Breeding Co, Ltd.   As a result of the acquisition, the stockholders of American SXAN Biotech, Inc. acquired control of CSBI.

Pursuant to one of the terms of the acquisition, all of the assets and liabilities of CSBI as of the date of the acquisition were transferred into ISI.  Since that time, ISI had conducted not only the infrared security systems development for which it was formed but also the other prior activities of CSBI.

ISI, and prior to its formation in 2006 its parent, has been engaged in the development of infrared products for commercial applications. Since 2006, ISI has focused its activities on the development of infrared security systems for the automatic detection of intruders.  No other material products have been developed by ISI (or prior to its formation its parent) for more than three years, although ISI has various proprietary technology developed by its parent prior to that time.

ISI’s revenues during the past three years have been derived from only two sources: a 1997 license agreement relating to proprietary technology utilized by Kollsman Instruments for its Enhanced Visions System for commercial aviation; and acting on behalf of a Taiwanese company in connection with the purchase of infrared detector systems in the U.S. from a third party, installing them in a camera shell, and exporting the systems to the Taiwanese company.  The services rendered for the Taiwanese corporation are commercial labor and transportation, and no technology of ISI is involved.

Enhanced Vision System

We previously were engaged in the development of an infrared imaging camera system for commercial aircraft to allow civilian pilots to land their aircraft under conditions of low or reduced visibility.  The infrared camera system is especially designed to enhance the performance of the imager by proprietary techniques of selective wavelength enhancement.  An exclusive license for this system was granted to Kollsman Instruments in 1997. The licensing agreement with Kollsman grants to Kollsman a worldwide, exclusive license under ISI proprietary data to make, sell, maintain and repair products utilizing such data for use on any aircraft licensed to operate by the Federal Aviation Administration or by equivalent foreign regulatory agencies.  Royalty payments are required for each EVS system sold utilizing a licensed product, based upon the number of units sold. .  Pursuant to the license agreement, the royalty is $800 per unit for units 201 through 2,000 (the first 20 units were prepaid and no payment was required for units 21 through 200), $1,400 per unit for units 2,001 through 5,000, $3,800 per unit for units 5,001 through 10,000, and $200 per unit thereafter.  Pursuant to the license agreement, advance royalty payments were made to ISI by Kollsman during the initial years of the license agreement, and were to be recouped through the reduction of the royalty payments starting with unit 201 at the rate of $500 per unit.  As a result of such recoupment provision, we received only $300 per unit for units 201 through 410.  Through December 31, 2007, a total of nearly 450 units had been sold.  The license continues until terminated by the mutual consent of the parties, or at the written election of a party in the event of an uncured default by the other party, or by us if Kollsman fails to sell an EVS system containing our licensed rights for 24 months.

The royalties paid by Kollsman were $65,600 in the fiscal year ended September 30, 2007 and are projected to be approximately $64,000 in fiscal 2008.  A total of 93 units were sold during fiscal year 2007, of which approximately 55 units were subject to a reduction in actual payment due to the recoupment of advance royalty payments.  A total of 17 units were sold during the three months ended December 31, 2008, resulting in royalties of $13,600.

We have an improved enhanced vision system product that is superior to the current version licensed by Kollsman Instruments.  However, we do not believe that current conditions justify introducing this system to the air transport market at this time.  Pursuant to our agreement with Kollsman, it has a right of first refusal for developments by us to the EVS system.  While we could launch a competitive product to Kollsman without violating our agreement with it, we believe that the existing market for these systems might not support additional competition.  If market factors change, we will re-examine this matter.

We currently are not undertaking any new activities in the development of enhanced visions systems.

Contracting

From time to time, we (and before our formation our parent) have acted as an export agent and service contractor for a Taiwanese corporation.  That corporation, among other things, has developed and markets a digital infrared medical diagnosis system known as the SPECTRUM9000 System.  We currently have been engaged by the corporation to purchase 40 infrared detectors from a U.S. supplier, install them into a camera shell provided by the corporation with a test circuit board, and ship them in the camera shell to the corporation in Taiwan.  The Taiwanese corporation then removes the detectors for installation in the NV-2000 IR camera which is part of the SPECTRUM9000 System.  The detectors are installed by the Taiwanese corporation in a clean room environment along with the other components, such as processing circuitry, memory boards, power supply, cabling and optics).  The system conforms to the applicable directives and standards for medical thermal imaging radiometer systems, and is registered with the U.S. Food and Drug Adminstration.  Since we do not participate in the assembly of the SPECTRUM9000 System, we do not believe that our work on behalf of the Taiwanese corporation requires us to register with the FDA as a manufacturer of medical devices.  The Taiwanese corporation is responsible for all compliance issues with the FDA and the Taiwan government.

As part of obtaining the detector systems for the Taiwanese corporation, we secure the necessary export license from the U.S. Department of Commerce for the export of the detector systems.  This is the fourth time that we have performed these services for the Taiwanese corporation since 2000.  None of our proprietary technology is utilized in these systems.  Although the amount paid to us by the Taiwan corporation for the current engagement was nearly $120,000, approximately $112,000 of this amount is used to purchase the infrared camera detectors from a Dallas based manufacturer. While our pre-tax profit after the cost of the detectors and the other expenses incurred by us in connection with our services, but before application of any overhead or general and administrative expenses, is expected to be only approximately $3,000 to $4,000, the services require minimal effort and no financial risk.  Furthermore, there is the possibility that the Taiwanese corporation may decide to sell the SPECTRUM9000 System in the U.S. and may choose to use us in connection with such sales.

Infrared Security System

The infrared security system (ISS) product is based upon a unique concept that we believe is proprietary. The ISS utilizes two or more infrared cameras directed at a common surveillance area.  The locations of the cameras and their optical fields of view are pre-established and stored in a central computer database.  Computer programs harmonize the information into a three dimensional grid, and camera processors perform image processing on the surveillance area to detect moving objects.  Information is transmitted to the central computer, and compared to information in the database for pre-defined threats.  Alarm criteria can be based on object size, location, and movement over time.  We believe this system has a powerful threat detection capability that inherently rejects false alarms and which will separate our ISS from those of our competitors. A provisional patent was filed in November 7, 2005 (60/597,048), a full patent was filed in November 3, 2006, (11/592,639) preserving the original filing date, and a petition for an expedited patent application review was filed in August 2007.  In September 2007, our request for an accelerated review was granted, and we expect the review to be completed sometime in 2008.  We have no patents at this time.

The proposed ISS patent is applicable to many different applications.  Each application has as a common feature (the ISS core concept), but in many cases each application has unique features associated with its particular market.  These features, coupled with the basic patent (if issued) are expected to lead to a series of supplemental patents on most applications in order to extend and deepen the patent protection.

We envision many different potential markets for the ISS, including small to medium size businesses; construction sites; farms; refineries, power plants and other important facilities; home security; aircraft security; private airport security; and perimeter security around key locations.  Our initial priorities are businesses and home security.

We have engaged in discussions with corporations that have a wide range of possible interest in the ISS project.  These discussions have led to the formulation of an informal strategic technology team in which each team member bears its own cost of participation and retains rights to its work product while seeking to collaborate to meet a particular potential market.     There can be no assurance that such discussions and collaborations will result in any actual business for ISI.  Even if any business materializes, ISI estimates that it would be at least 9 to 12 months, if not longer, before ISI would receive any revenues from such business.

Other Activities

We previously entered into a non-exclusive license agreement with a company pursuant to which we provided technical know-how and development support to the company to develop an infrared imaging system for recreational vehicles.  At this time, we do not anticipate any revenues from this agreement.

Competition

We are engaged in two principal markets, enhanced vision systems for commercial aviation and surveillance systems for physical security.  There are numerous companies providing such services in the United States and in other countries. Our competitors have greater financial resources and more expertise in this business. Our ability to develop our business will depend on our ability to successfully market our products in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.

In the enhanced vision systems market, we have an exclusive agreement with Kollsman Inc. whereby our intellectual property and information was used to create an enhanced vision system being produced and marketed by Kollsman.  We believe that the principal competitors of Kollsman are CMC Marconi and Max-Viz.  Both corporations have announced that they have developed an enhanced vision system similar to that of Kollsman, but to our knowledge neither of these products have been certified by the FAA to operate in the low visibility conditions for which the Kollsman enhanced vision system is approved.

The market for infrared surveillance is extremely competitive. We believe that competition in these areas is principally based on the quality of the product in terms of performance, reliability, service, deliverability, and price.  The demand for infrared sensing devices has produced a wide variety of competitors and competitive systems.  For most commercial applications, the principal competitive factor is cost, although we believe that for the applications we seek to pursue the principal competitive factor will be performance.

Effect of Governmental Regulations

Infrared imaging has been given a commodity jurisdiction by the US Department of State. As a controlled “dual use” technology, the “dual use” being military and commercial, the technology is subject to US government oversight.  In certain defined instances our “commercial product” could be applied and used in a non-commercial application, such as military or US government agency applications.  In such a case, our commercial product would be monitored and controlled by the US Arms Export Control Act, and the technical data must be in compliance with the Internal Traffic in Arms Regulation.  We do not expect such government regulation to materially impede our proposed business.

Although the EVS system incorporating our proprietary technology required FAA approval, such approval was the obligation of Gulfstream.  The export by us of infrared detectors purchased in the U.S. to our Taiwanese customer requires an export license from the U.S. Department of Commerce, which we have obtained.  We believe that our activities on behalf of the Taiwanese customer, since we are not involved in manufacturing a medical device, do not require FDA approval.

Property

    We currently use the address of our President for company use, for which we pay him $400 per month. We currently do not plan to occupy separate office facilities or obtain office furniture and equipment after the spin-off. We own no real estate nor have plans to acquire any real estate.

Employees

    We have no employees other than Gary Ball, our President and Secretary-Treasurer. Mr. Ball does not have a written employment agreement with us.

Legal Proceedings

    We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.

Management

Directors, executive officers and key employees

Name:	Age	Position:
Gary E. Ball	70	President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Director
Gary L. Bane	70	Director
James R. Watson	60	Director

            Gary E. Ball has been ISI’s Chief Executive Officer, President, Secretary-Treasurer, and a director since its formation in April 2006. For more than five years until the closing of the merger in July 2007, Mr. Ball was CEO, President and a director of CSBI. Prior thereto, Mr. Ball specialized in product design, development, and management for North American Aviation; was a Technical Manager for the Pave Tack program for Ford Aerospace; was Program Manager for Northrop Electro-Mechanical in charge of business development on several classified Department of Defense programs; was Program Manager for Hughes Aircraft, where he developed their infrared enhanced vision system; and was a member of the NATO NIAG study group on aircraft integration. Mr. Ball has authored several articles for trade publications, the last 9 years he has provided consulting services to 10 U.S. and foreign corporations in the field of infrared technology. Mr. Ball attended California State University at Long Beach, where he graduated with a BSEE and MSEE, and later took graduate studies at the University of Southern California.

Gary L. Bane has been a director of ISI since its formation in April 2006, and was a director of CSBI at the time of the closing of the merger in July 2007.  Mr. Bane has been employed as an independent consultant for more than the last five years.

James R. Watson has been a director of ISI since its formation in April 2006, and was a director of CSBI at the time of the closing of the merger in July 2007.  Mr. Watson is a sales, marketing and general management executive with over twenty-five years of experience in managing a wider range of marketing, sales and operations functions designed to create or expand domestic and international sales opportunities.  Since 2001, he has been the Vice President of Operations for California Manufacturing Technology Consulting in Gardena, California, where he is responsible for marketing, sales, consulting services, and the development of delivery tools and services.  Prior thereto, his duties have included establishing aerospace and defense and distribution industry teams.  Mr. Watson also has served as a Vice President of Sales and General Manager, Europe, for Anchor Audio, Inc. in Los Angeles, California, where he was responsible for domestic sales planning, field sales, and government and OEM sales, and Vice President – Passenger & Cargo Sales for Western Airlines, where he was responsible for managing over 1,100 people in sales programs, field sales, reservations and advertising, with a budget in excess of $150 million.

Director Independence

Our board of directors consists of Gary E. Ball, Gary L. Bane, and James Watson. Messrs. Bane and Watson each is an “independent director” as such term is defined in Section 4200(a)(15) of the NASDAQ Marketplace Rules.

Committees of the Board of Directors

    Currently, we do not have any committees of the Board of Directors, and none are planned at this time.

Director and Executive Compensation

    At the present time, we do not pay any compensation to our directors and officers, although we reimburse them for reasonable expenses incurred on our behalf.  We anticipate that we will begin to compensate our directors and officers at some time in the future, but as of the date of this prospectus we have no specific plans for such compensation.

Employment Agreements

    We do not have a written employment agreement with Gary E. Ball, our sole executive officer.

Equity Incentive Plan

  We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law.  Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions

            We utilize office space and storage provided by Gary E. Ball, for which we pay Mr. Ball $400 per month.  We also pay Mr. Ball $350 per month as a car allowance.  Both payments are made pursuant to authorization by the Board of Directors but without a written agreement.

           During the years ended September 30, 2007 and 2006, respectively, Gary E. Ball loaned combined amounts of $4,800 and $8,350 to us and our parent, and we and our parent combined repaid loans totaling $82,550 and $1,600.  At September 30, 2007 and 2006, we and our parent combined owed a total of $0 and $77,750 to Mr. Ball.  The loans did not bear interest and were due on demand; however, we and our parent imputed interest at an annual rate of 8%.  During the years ended September 30, 2007 and 2006, respectively, we and our parent imputed combined interest expense of $4,887 and $6,030.  Mr. Ball has not loaned any sums to us since September 30, 2007.

In April 2006, we issued 6,000,000 shares of our common stock to our parent for services valued at $2,000 and for cash of $1,000.  In July 2007, our parent made cash contributions to us totaling $293,463.

During the year ended September 30, 2006, our parent issued its preferred stock to its directors to pay a liability of $8,000 and for services valued at $44,039 (of which the directors provided $32,629).

Pursuant to the Assignment and Assumption and Management Agreement entered into by CSBI, ISI, and Gary E. Ball dated July 10, 2007, ISI has engaged Mr. Ball to manage and operate its business.  Such agreement provides that the Board of Directors of ISI shall consist, prior to the spin-off, of Mr. Ball, Mr. Bane, and Mr. Watson, and that Mr. Ball shall serve as the sole officer of ISI.  Mr. Ball is responsible for managing and operating the business of ISI prior to the spin-off.

The Taiwanese corporation for whom we currently are conducting services also has engaged Mr. Ball to provide personal assistance to it.  Mr. Ball does not expect the fees for such assistance to be more than a few thousand dollars.

Immediately after the spin-off, Mr. Ball and his wife will be the largest single owners of our common stock, owning in the aggregate between approximately 22%  and 35% of the outstanding stock, depending on the number of shares of CSBI Series A Preferred Stock that are converted into CSBI common stock on or prior to the record date for the distribution.

Principal Stockholders

  The following table sets forth, as of June 2, 2008, information regarding the anticipated future ownership of our common stock immediately after the spin-off by:

•	persons who own more than 5% of our common stock;
•	each of our directors and each of our executive officers; and
•	all directors and executive officers as a group.

Each person will have sole voting and investment power with respect to the shares shown, except as noted.  The table assumes that all shares of CSBI Series A Preferred Stock are converted into CSBI common stock prior to the record date for the spin-off.

	No. of	Percentage	No. of	Percentage
Name of Beneficial Owner	Common Shares Before Stock Cancellation(1)	of Ownership Prior to Stock Cancellation (2)(3)	Common Shares After Stock Cancellation(4)	of Ownership After Stock Cancellation (2)(5)

Gary E. Ball and Wendy Ball (6)(7)	338,780	1.7%	338,780	25.9%

Gary L. Bane (6)	19,653	*	19,653	1.5%

James R. Watson (6)	1,532	*	1,532	0.1%

All Officers and Directors as a Group (3 persons) (7)	359,965	1.8%	359,965	27.5%

Huakang Zhou (8)	1,120,457	5.6%	0	0%

Feng Zhen Xing (9)	14,400,000	71.7%	0	0%

*  Less than one percent.

(1)  Certain stockholders of CSBI have agreed to have their ISI shares cancelled when the spin-off is effected.  See “The Spin-Off and Plan of Distribution – Background and Reasons for the Spin-Off.”  This column sets forth the number of shares to be owned by all indicated persons prior to such cancellation.

(2) All ownership is beneficial and of record, and all beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3)  Assumes that all outstanding shares of CSBI Series A Preferred Stock are converted into CSBI common stock prior to the record date for the distribution of our common stock.

(4) This column sets forth the number of shares to be owned by all indicated persons after an aggregate of  18,767,516 shares otherwise issuable in connection with the spin-off are cancelled. See “The Spin-Off and Plan of Distribution – Background and Reasons for the Spin-Off.”

(5) Based on an aggregate of 1,305,830 shares outstanding after the cancellation of stock referred to in footnote (4) and assuming that all Series A Preferred Stock of CSBI are converted into CSBI common stock prior to the record date for the spin-off.

(6)  The business address for such persons is c/o Infrared Systems International, 15 N. Longspur Drive, The Woodlands, TX 77380.

(7)  The shares indicated include 50,904 shares that will be held in the IRA of Wendy Ball, the spouse of Gary E. Ball.

(8)  The business address of such person is c/o Warner Technology & Investment Corp., 701 East Linden Avenue, Linden, N.J. 07036.

(9)  The business address of such person is c/o Tieli XiaoXingAnLing Forest Frog Breeding Co., Ltd., Three-Kilometer Spot Along the Hayi Highway, Tieli City, Heilongjiang Province, P.R. China

Federal Income Tax Considerations

General

  The following discussion summarizes the material U.S. federal income tax consequences of the spin-off transactions to CSBI stockholders who hold CSBI common stock as a capital asset. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. The discussion herein is not binding upon, nor considered authority by, the IRS or any court or state taxing authority, and no assurance can be provided that the tax treatment of the spin-off, as reported by CSBI, will not be challenged by the IRS or any state taxing authority.

This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to CSBI stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:

•
foreign persons (for income tax purposes, a non-U.S. person includes a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia);

•	financial institutions;

•	dealers in securities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	insurance companies;

•	tax-exempt entities employee benefit plans, IRAs, Keogh plans or other arrangements subject to the Employee Retirement Income Security Act of 1974, as amended, or the Code;

•
holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights or as a result of conversion of CSBI Series A Preferred Stock into CSBI common stock prior to the record date of the distribution; and

•	holders who hold CSBI common stock as part of a hedge, straddle, conversion, constructive sale or similar transaction.

Further, no information is provided in this prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws. State and foreign tax laws are often substantially different from U.S. federal income tax laws with respect to the treatment, calculation and timing of recognition of specific tax items.

  CSBI stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

  We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.

  Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each CSBI stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

•
a dividend to the extent paid out of (1) CSBI's current  earnings and profits for the tax year  in which the spin-off occurs and (2) CSBI’S accumulated earnings and profits at the end of the year in which the spin-off occurs; then

•
a reduction in the shareholder’s income tax basis in CSBI common stock to the extent that the fair market value of our common stock received in the spin-off exceeds the shareholder’s dividend portion of the distribution referenced above; and then

•
gain from the sale or exchange of CSBI common stock to the extent the value of our common stock received by that shareholder exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

•
each stockholder's basis in our common stock should equal the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

CSBI is taxable as a corporation.  As a result: (i) CSBI would be subject to federal and state income tax on its taxable income at corporate income tax rates, without a deduction for any distributions to CSBI stockholders as a result of receiving our shares of common stock in the spin-off; (ii) CSBI would recognize taxable gain to the extent the fair market value of our shares it distributes exceeds CSBI’s income tax basis in those shares; and (iii) CSBI stockholders receiving our shares of common stock in the spin-off would be required to treat the receipt of our stock as items of dividend, return of capital or gain.

  Following completion of the spin-off, information with respect to the allocation of the amount distributed among the various categories described above will be made available to the holders of CSBI common stock.

Federal Securities Laws Consequences

            All of the shares of ISI common stock distributed to CSBI stockholders in the spin-off will be freely transferable under the Securities Act, except for those securities received by persons who may be deemed to be affiliates of ISI under Securities Act rules. Persons who may be deemed to be affiliates of ISI after the spin-off generally include individuals or entities that control, are controlled by or are under common control with ISI, such as our directors and executive officers. Approximately 359,963 shares of our common stock will be held by affiliates after completion of the spin-off.

  Persons who are affiliates of ISI generally will be permitted to sell their shares of ISI common stock received in the spin-off only pursuant to Rule 144 under the Securities Act.  As a result, ISI common stock received by ISI affiliates pursuant to the spin-off may be sold after the required six-month holding period if the provisions of Rule 144 relating to current public information, volume limitations, manner of sale requirements, and filing of a Form 144 are complied with.

Description of Securities

  We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock.  As of June 2, 2008, 6,000,000 shares of common stock and no shares of preferred stock were issued and outstanding. All of the outstanding shares of common stock as of such date were held by CSBI and will be distributed pursuant to the spin-off.  Following the spin-off, we believe that there will be approximately 1,015 to 1,200 stockholders of record, based upon the number of record holders of CSBI common shares as of the record date for the distribution and the number of holders of shares of CSBI Series A Preferred Stock who convert such CSBI Series A Preferred Stock into CSBI common stock prior to the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable. The shares of ISI common stock are owned by CSBI, who will distribute the ISI shares once the registration statement on Form S-1 is effective with the Securities and Exchange Commission. The shares will be distributed by Pacific Stock Transfer Corp., which acts as our transfer agent.

Common Stock

  The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of most matters upon which stockholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

  We are authorized to issue up to 50,000,000 shares of $0.001 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

  Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Warrants and Options

  We have not issued any warrants, options or other derivative securities.

Transfer Agent

  The stock transfer agent for our securities is Pacific Stock Transfer Company. Their address is 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, and their phone number is (702) 361-3033.

Reports to Stockholders

  We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.

Legal Matters

  Edward T. Swanson, Esq. of Santa Monica, California has passed upon the validity of the shares being offered hereby and certain other legal matters and is representing us in connection with this offering.

Experts

  The financial statements of ISI as of and for the year ended September 30, 2007 included herein and elsewhere in the Registration Statement have been audited by Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Where You Can Find More Information

  You may read and copy any document we file at the Commission's Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

  We have filed with the Commission a Registration Statement on Form S-1 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.

  We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge, to each person who receives this prospectus, copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, Mr. Gary E. Ball, at our corporate office in The Woodlands, Texas. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

Infrared Systems International

INDEX TO FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS
PAGE

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at September 30, 2007 and 2006	F-3

Statements of Operations, For the Years Ended	F-4

September 30, 2007 and 2006

Statements of Stockholders' Equity (Deficit), For the Years Ended	F-5

September 30, 2007 and 2006

Statements of Cash Flows, For the Years Ended	F-6

September 30, 2007 and 2006

Notes to the Financial Statements	F-7

QUARTERLY FINANCIAL STATEMENTS
PAGE

Unaudited Condensed Balance Sheets at March 31, 2008 and September 30, 2007	F-15

Unaudited Condensed Statements of Operations, For the Three and Six Months Ended	F-16

March 31, 2008 and 2007

Unaudited Condensed Statements of Cash Flows, For the Six Months Ended	F-17

March 31, 2008 and 2007

Notes to the Unaudited Condensed Financial Statements	F-18

[Missing Graphic Reference]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Infrared Systems International

We have audited the accompanying balance sheets of Infrared Systems International (the “Company”) as of September 30, 2007 and 2006, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infrared Systems International as of September 30, 2007 and 2006, and the results of its operations, changes in stockholders’ deficit and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, has a liquidity problem, and requires funds for its operational activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since our previous report dated January 21, 2008, as described in Note 2, the Company discovered a material error in its presentation of its financial statements.  However, the Company has restated the financial statements to reflect the correction of this error.
1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1377
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

www.cpaone.net

/s/ Child, Van Wagoner & Bradshaw, PLLC
Certified Public Accountants
Salt Lake City, Utah
January 21, 2008 (except for Note 2 which is dated May 6, 2008)

INFRARED SYSTEMS INTERNATIONAL
BALANCE SHEETS
SEPTEMBER 30, 2007 AND 2006
ASSETS
	2007	2006
CURRENT ASSETS:	(Restated)	(Restated)
Cash	$118,904	$4,200
Accounts receivable	17,400	5,700
Prepaid expenses	2,406	72
Total Current Assets	138,710	9,972

PROPERTY AND EQUIPMENT, net	1,438	720

DEFINITE-LIFE INTANGIBLE ASSETS	16,765	3,000

TOTAL ASSETS	$156,913	$13,692

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$14,788	$30,457
Unearned revenues	-	30,500
Related party loans	-	77,750
Total Current Liabilities	14,788	138,707

DEFERRED INCOME TAX LIABILITY	68	-

Total Liabilities	14,856	138,707

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.001 par value, 50,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares
authorized, 6,000,000 shares issued and outstanding	6,000	6,000
Capital in excess of par value	998,619	700,269
Retained earnings (deficit)	(862,562)	(831,284)
Total Stockholders' Equity (Deficit)	142,057	(125,015)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$156,913	$13,692
See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
REVENUES:	(Restated)	(Restated)
Royalty	$65,600	$73,600
Consulting	-	6,215
Total Revenue	65,600	79,815

OPERATING EXPENSES:
Compensation	-	24,479
Consulting	394	12,550
Professional fees	58,181	18,515
Other general and administrative	23,843	28,668
Total Operating Expenses	82,418	84,212

LOSS FROM OPERATIONS	(16,818)	(4,397)

OTHER INCOME (EXPENSE):
Interest expense	(9,505)	(5,849)
Related party interest expense	(4,887)	(6,030)
Total Other Income (Expense)	(14,392)	(11,879)

LOSS BEFORE INCOME TAX PROVISION	(31,210)	(16,276)

PROVISION FOR INCOME TAXES	(68)	-

NET INCOME (LOSS)	$(31,278)	$(16,276)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	6,000,000	6,000,000

See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED SEPTEMBER 30, 2007 AND 2006
					Capital in	Retained
	Preferred Stock		Common Stock		Excess of	Earnings
	Shares	Amount	Shares	Amount	Par Value	(Deficit)
BALANCE, September 30, 2005 (Restated)	-	$-	-	$-	$645,200	$(815,008)

Issued common stock to Parent for cash of $1,000 and for services valued at $2,000, April 2006	-	-	6,000,000	6,000	(3,000)	-

Parent issued its preferred stock to pay a liability of $8,000 and for services valued at a total of $44,039	-	-	-	-	52,039	-

Imputed related party interest	-	-	-	-	6,030	-

Net loss for the year ended September 30, 2006 (Restated)	-	-	-	-	-	(16,276)

BALANCE, September 30, 2006 (Restated)	-	-	6,000,000	6,000	700,269	(831,284)

Capital contributions, July 2007	-	-	-	-	293,463	-

Imputed related party interest	-	-	-	-	4,887	-

Net loss for the year ended September 30, 2007 (Restated)	-	-	-	-	-	(31,278)

BALANCE, September 30, 2007 (Restated)	-	$-	6,000,000	$6,000	$998,619	$(862,562)
See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:	(Restated)	(Restated)
Net income (loss)	$(31,278)	$(16,276)
Adjustments to reconcile net income (loss) to
net cash used by operating activities:
Depreciation	215	884
Imputed interest	4,887	6,030
Stock issued for services	-	44,039
Net (increase) decrease in operating assets:
Accounts receivable	(11,700)	900
Prepaid expenses	(2,334)	(72)
Net increase (decrease) in operating liabilities:
Accounts payable	(15,669)	8,764
Unearned revenues	(30,500)	(46,000)
Deferred income tax liability	68	-
Net Cash Used by Operating Activities	(86,311)	(1,731)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(933)	(753)
Payments for definite-life intangible assets	(13,765)	(3,000)
Net Cash Used by Investing Activities	(14,698)	(3,753)
CASH FLOWS FROM FINANCING ACTIVITES:
Payment on related party loans	(82,550)	(1,600)
Proceeds from related party loans	4,800	8,350
Proceeds from capital contributions	293,463	-
Net Cash Provided by Financing Activities	215,713	6,750
NET INCREASE IN CASH	114,704	1,266
CASH AT BEGINNING OF YEAR	4,200	2,934
CASH AT END OF YEAR	$118,904	$4,200
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$9,505	$5,849
Income taxes	$-	$-
SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES:
None
See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Infrared Systems International (“the Company”) is a corporation organized under the laws of the State of Nevada on April 11, 2006 as a wholly-owned subsidiary of China SXAN Biotech, Inc. (formerly Advance Technologies, Inc.) (“Parent”). Parent was organized under the laws of the State of Delaware on June 16, 1969. In July 2007, Parent transferred the assets, liabilities, and operations of its technology licensing business to the Company. Because Parent’s operations are considered to be the Company’s predecessor business, the financial statements include Parent’s operations from the inception of the business. The Company is in the process of effecting its spin-off by dividend to stockholders of Parent.

Nature of Operations - The Company licenses rights to use internally-developed optical technology. The Company also plans to develop a night vision system with applications for both military and civil aircraft. The Company has not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly-liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable - The Company records accounts receivable at cost less allowance for doubtful accounts. Since all accounts receivable are from one licensee, Kollsman, Inc., which has timely paid all royalties to the Company, management has estimated that no allowance for doubtful accounts is necessary. The Company estimates allowances for doubtful accounts based on the aged receivable balances and historical losses.

Property and Equipment – The Company records property and equipment at cost and uses straight-line depreciation methods. Maintenance, repairs, and expenditures for renewals and betterments not determined to extend the useful lives or to materially increase the productivity of the assets are expensed as incurred. Other renewals and betterments are capitalized.

Unearned Revenues – The Company defers advanced royalty payments as deferred revenues until those royalties are earned.  The Company does not offer a refund or trial period for licensing its technology; however, if the licensing agreement were terminated prior to earning the advanced royalty payments, the Company may be required to refund the unearned amount. Between 1997 and 1999, the customer prepaid $500 per system of the royalties for systems 201 through 410, totaling $105,000.  These prepaid revenues have been recorded as unearned revenue until recognized as revenue during the period that the corresponding system was sold.

Revenue Recognition - The Company's revenue primarily comes from royalties derived through licensing its technology to a single customer. The licensing agreement allows the customer exclusively to use the Company’s technology in aircraft systems manufactured by the customer in exchange for a royalty fee for each system sold by the customer that includes the Company’s technology. The royalty fee is payable quarterly and amounts to $800 per aircraft system for systems 201 through 2,000. There are provisions for the royalty fee to increase to $1,400 per system after 2,000 cumulative systems have sold, to increase to $3,800 per system after 5,000 cumulative systems have sold, and to decrease to $200 per system after 10,000 cumulative systems have sold, provided the customer sells enough systems to reach any of these scheduled adjustments to the royalty fee.  As of September 30, 2007, the customer had sold a total of 431 cumulative aircraft systems since the licensing agreement was signed in 1997. The licensing agreement continues in effect as long as the customer continues to use the Company’s technology in aircraft systems it manufactures. The Company recognizes its royalty revenues as the customer sells aircraft systems that include the Company’s technology. At that time, in accordance with the license agreement, the royalty fee has been earned by the Company, there is an

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

agreed upon amount for the royalty fee, and collection of the royalty is reasonably assured because the customer has timely made all payments required under the license agreement since it was signed in 1997. The Company has also generated some revenues from consulting arrangements where the Company has assembled existing equipment and ready the assembled equipment for shipment in accordance with the requirements of the Company’s export license. Consulting revenue is recognized when the equipment has been assembled, there is an agreed upon price for the services, and collection of the revenue is reasonably assured.

NOTE 2 - RESTATEMENTS

The accompanying financial statements for the years ended September 30, 2007 and 2006 have been restated to correct errors in prior period financial statements.  Previously, the Company did not include Parent’s retained deficit from the technology licensing business and the Company recognized all of the revenues from $105,000 of advance royalty payments in the periods when the advances were received.  The Company has recorded Parent’s retained deficit at September 30, 2005 totaling $738,508 with an offsetting increase to capital in excess of par value.  Since only 57 of the 210 systems prepaid by the advance royalty payments had sold through September 30, 2005, the Company has also recorded the $76,500 unearned portion of the advanced royalty payments at September 30, 2005 as a current liability with an offsetting increase to retained deficit.  The effects of the restatements on the Company’s annual financial statements are as follows:

	For the Year Ended September 30, 2007		For the Year Ended September 30, 2006		As of September 30, 2005
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Unearned Revenues	$-	$-	$-	$30,500	$-	$76,500
Total Current Liabilities	$14,788	$14,788	$108,207	$138,707	$100,693	$177,193
Total Liabilities	$14,856	$14,856	$108,207	$138,707	$100,693	$177,193
Capital in Excess of Par Value	$260,111	$998,619	$(38,239)	$700,269	$(93,308)	$645,200
Retained Deficit	$(124,054)	$(862,562)	$(62,276)	$(831,284)	$-	$(815,008)
Total Stockholders’ Equity (Deficit)	$142,057	$142,057	$(94,515)	$(125,015)	$(93,308)	$(169,808)
Royalty Revenues	$35,100	$65,600	$27,600	$73,600	Not Applicable	Not Applicable
Total Revenues	$35,100	$65,600	$33,815	$79,815	Not Applicable	Not Applicable
Net Income (Loss)	$(61,778)	$(31,278)	$(62,276)	$(16,276)	Not Applicable	Not Applicable
Basic and Diluted Net Income (Loss) per Share	$(0.01)	$(0.00)	$ (0.01)	$(0.00)	Not Applicable	Not Applicable

The effects of the restatements on the Company’s quarterly condensed financial information are as follows:

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2 – RESTATEMENTS (continued)

	For the Quarter Ended December 31, 2006		For the Quarter Ended March 31, 2007		For the Quarter Ended June 30, 2007
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Unearned Revenues	$-	$19,500	$-	$9,500	$-	$1,000
Total Current Liabilities	$113,345	$132,845	$147,188	$156,688	$162,218	$163,218
Capital in Excess of Par Value	$(36,667)	$701,841	$(35,115)	$703,393	$(33,531)	$704,977
Retained Deficit	$(65,408)	$(823,416)	$(93,888)	$(841,896)	$(109,799)	$(849,307)
Total Stockholders’ Equity (Deficit)	$(96,075)	$(115,575)	$(123,003)	$(132,503)	$(137,330)	$(138,330)
Royalty Revenues	$ 6,600	$ 17,600	$ 6,000	$ 16,000	$ 5,100	$ 13,600
Net Income (Loss)	$ (3,132)	$ 7,868	$ (28,480)	$ (18,480)	$ (15,911)	$ (7,411)
Basic and Diluted Net Income (Loss) per Share	$ (0.00)	$ 0.00	$ (0.00)	$(0.00)	$ (0.00)	$ (0.00)

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 2 – RESTATEMENTS (continued)

	For the Quarter Ended December 31, 2005		For the Quarter Ended March 31, 2006		For the Quarter Ended June 30, 2006
	As Reported	As Restated	As Reported	As Restated	As Reported	As Restated
Unearned Revenues	$-	$66,000	$-	$58,000	$-	$40,000
Total Current Liabilities	$92,730	$158,730	$103,460	$161,460	$174,758	$214,758
Capital in Excess of Par Value	$(73,236)	$665,272	$(61,349)	$677,159	$(50,680)	$687,828
Retained Deficit	$(14,984)	$(819,492)	$(38,475)	$(834,983)	$(48,211)	$(826,719)
Total Stockholders’ Equity (Deficit)	$(88,220)	$(154,220)	$(99,824)	$(157,824)	$(92,891)	$(132,891)
Royalty Revenues	$ 6,300	$ 16,800	$ 4,800	$ 12,800	$10,800	$28,800
Total Revenues	$ 6,300	$ 16,800	$ 4,800	$ 12,800	$ 13,907	$ 31,907
Net Income (Loss)	$ (14,984)	$ (4,484)	$ (23,491)	$(15,491)	$ (9,736)	$ 8,264
Basic and Diluted Net Income (Loss) per Share	$ (0.00)	$ 0.00	$ (0.00)	$(0.00)	$ (0.00)	$ (0.00)

NOTE 3 - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At September 30, 2007, the Company had a retained deficit of $862,562. During the years ended September 30, 2007 and 2006, respectively, the Company incurred losses of $31,278 and $16,276 and experienced negative cash flows from operations of $86,311 and $1,731. These factors create an uncertainty about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations. In this regard, Company management is proposing to develop additional applications for the Company’s technology, specifically in security system surveillance. Management estimates 12 to 15 months before the Company will start realizing revenues from security system surveillance applications. Should the Company’s financial resources prove inadequate to meet the Company’s needs before additional revenue sources can be realized, the Company may raise any necessary additional funds through loans or through sales of common stock. There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 4 - RELATED PARTY TRANSACTIONS

Related Party Loans - During the years ended September 30, 2007 and 2006, respectively, an officer of the Company loaned $4,800 and $8,350 to the Company and Parent, and the Company and Parent repaid loans totaling $82,550 and $1,600. At September 30, 2007 and 2006, the Company and Parent owed a total of $0 and $77,750 to the officer. The loans were non-interest-bearing and were due on demand; however, the Company and Parent imputed interest at an annual rate of 8%. During the years ended September 30, 2007 and 2006, respectively, the Company and Parent imputed interest expense of $4,887 and $6,030.

Stock Issuance - In April 2006, the Company issued 6,000,000 shares of common stock to Parent for services valued at $2,000 and for cash of $1,000 ($0.0005 per share) that was received in August 2006.

Capital Contributions - In July 2007, Parent made cash contributions to the Company totaling $293,463.

During the year ended September 30, 2006, Parent issued its preferred stock to pay a liability of $8,000 and for services valued at $44,039 (of which Parent’s directors provided $32,629). These stock issuances by Parent have been included in the accompanying financial statements as capital contributions.

Management Compensation - The Company has not paid any compensation to any officer or director of the Company because they have not yet performed any significant services for the Company.

Office Space - In January 2006, Parent started renting office space from an officer of the Company for $400 per month. The Company is continuing to rent office space from the officer. During the years ended September 30, 2007 and 2006, the Company and Parent paid or accrued $4,800 and $3,600 in rent to the officer.

NOTE 5 – PROPERTY AND EQUIPMENT
	Estimated Useful Lives	September 30, 2007	September 30, 2006

Optical equipment	5 years	$39,386	$39,386
Office equipment	5 - 10 years	1,686	753
		41,072	40,139
Less accumulated depreciation		(39,634)	(39,419)
Net property and equipment		$1,438	$720

Depreciation expense for the years ended September 30, 2007 and 2006 was $215 and $884, respectively.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 6 – DEFINITE-LIFE INTANGIBLE ASSETS
	Estimated Useful Lives	September 30, 2007	September 30, 2006

Pending patent application	Not applicable	$16,765	$3,000
		16,765	3,000
Less accumulated amortization		-	-

Net definite-life intangible assets		$16,765	$3,000

The Company's definite-life intangible assets consist only of a pending patent application. Once a patent has been granted, the Company will amortize the related costs over the estimated useful life of the patent. If a patent application is denied, the related costs will be expensed immediately. It is anticipated that the US Patent Office will respond to the pending patent request during 2008. Management compared the estimated cost of the patent of approximately $20,000 to management’s estimate of the market for products utilizing the patent, if granted, in determining the recoverability of this asset.

NOTE 7 – UNEARNED REVENUES

	For the Year Ended September 30, 2007	For the Year Ended September 30, 2006
Balance at beginning of year	$ 30,500	$ 76,500
Less recognized revenues	(30,500)	(46,000)
Balance at end of year	$ -	$ 30,500

NOTE 8 - CONCENTRATIONS

At September 30, 2007, the Company had a cash balance in excess of federally-insured amounts of $21,029.

At September 30, 2007 and 2006, 100% of the Company's and Parent’s accounts receivable was due from a single licensee. During the years ended September 30, 2007 and 2006, 100% of the Company's and Parent’s royalty revenues were generated through a single licensee. During the year ended September 30, 2006, 100% of the Company's and Parent’s consulting revenues were generated through a single customer.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 9 – INCOME TAXES

At September 30, 2007 and 2006, respectively, the Company has net operating loss carryovers of approximately $14,900 and $2,300 available to offset future taxable income and expiring in 2027 and 2026. At September 30, 2006, the Company had experienced losses since inception and had not yet generated any revenues; therefore, the Company established a valuation allowance to offset the net deferred tax assets.

The income tax provision consists of the following components for the years ended September 30, 2007 and 2006:
	2007	2006
Current income tax expense (benefit)	$-	$-
Deferred income tax expense (benefit)	68	-

Net income tax expense (benefit) charged to operations	$68	$-

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the years ended September 30, 2007 and 2006:

	2007	2006
Loss before income tax provision	$(31,210)	$(16,276)
Expected federal income tax rate	15.00%	15.00%

Expected income tax expense (benefit) at statutory rate	$(4,682)	$(2,441)
Tax effect of:
Parent's income and expenses included in operations	2,727	2,093
Book basis of patents deducted by Parent	2,514	-
Imputed interest expense	27	-
Meals and entertainment	100	-
Organization costs	-	(270)
Change in valuation allowance	(618)	618

Net income tax expense (benefit)	$68	$-

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

NOTE 9 – INCOME TAXES (Continued)

The Company’s deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:
	September 30, 2007	September 30, 2006
Deferred tax assets:
Organization costs	$210	$270
Net operating loss carryovers	2,240	348
Total deferred tax assets	$2,450	$618

Deferred tax liabilities:
Book basis of patent application	$(2,514)	$-
Tax depreciation in excess of book	(4)	-
Total deferred tax liabilities	$(2,518)	$-

Total deferred tax assets	$2,450	$618
Total deferred tax liabilities	(2,518)	-
Valuation allowance	-	(618)
Net deferred tax asset (liability)	$(68)	$-

These amounts have been presented in the financial statements as follows:

Current deferred tax asset (liability)	$-	$-
Non-current deferred tax asset (liability)	(68)	-
	$(68)	$-

INFRARED SYSTEMS INTERNATIONAL
CONDENSED BALANCE SHEETS
MARCH 31, 2008 AND SEPTEMBER 30, 2007

ASSETS

	March 31, 2008 (Unaudited)	September 30, 2007
CURRENT ASSETS:
Cash	$193,920	$118,904
Accounts receivable	4,800	17,400
Prepaid expenses	4,964	2,406
Total Current Assets	203,684	138,710

PROPERTY AND EQUIPMENT, net	1,316	1,438

DEFINITE-LIFE INTANGIBLE ASSETS	17,465	16,765

TOTAL ASSETS	$222,465	$156,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,220	$14,788
Customer deposits	118,300	-
Total Current Liabilities	135,520	14,788

DEFERRED INCOME TAX LIABILITY	-	68
Total Liabilities	135,520	14,856

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 6,000,000 shares issued and outstanding	6,000	6,000
Capital in excess of par value	998,619	998,619
Retained earnings (deficit)	(917,674)	(862,562)
Total Stockholders’ Equity	86,945	142,057

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,465	$156,913

See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED MARCH 31, 2008 AND 2007

	Three Months		Six Months
	2008	2007	2008	2007
		(Restated)		(Restated)
REVENUES:
Royalty	$4,800	$16,000	$18,400	$33,600

OPERATING EXPENSES:
Consulting	-	204	346	204
Professional fees	24,305	25,120	56,000	28,120
Other general and administrative	10,184	5,181	17,191	8,657
Total Operating Expenses	34,489	30,505	73,537	36,981

INCOME (LOSS) FROM OPERATIONS	(29,689)	(14,505)	(55,137)	(3,381)

OTHER INCOME (EXPENSE):
Interest expense	(38)	(2,423)	(43)	(4,107)
Related party interest expense	-	(1,552)	-	(3,124)
Total Other Income (Expense)	(38)	(3,975)	(43)	(7,231)

LOSS BEFORE INCOME TAX PROVISION	(29,727)	(18,480)	(55,180)	(10,612)

PROVISION FOR INCOME TAXES	-	-	68	-

NET INCOME (LOSS)	$(29,727)	$(18,480)	$(55,112)	$(10,612)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE	$(0.00)	$(0.00)	$(0.01)	$(0.00)

WEIGHTED AVERAGE SHARES OUTSTANDING	6,000,000	6,000,000	6,000,000	6,000,000

See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED MARCH 31, 2008 AND 2007

	2008	2007
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(55,112)	$(10,612)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	122	132
Imputed interest	-	3,124
Net (increase) decrease in operating assets:
Accounts receivable	12,600	(300)
Prepaid expenses	(2,558)	(21)
Net increase (decrease) in operating liabilities:
Accounts payable	2,432	37,781
Customer deposits	118,300	-
Unearned revenues	-	(21,000)
Deferred income tax liability	(68)	-
Net Cash Provided by Operating Activities	75,716	9,104

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for definite-life intangible assets	(700)	(13,365)
Net Cash Provided (Used) by Investing Activities	(700)	(13,365)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on related party loans	-	(1,200)
Proceeds from related party loans	-	2,400
Net Cash Provided by Financing Activities	-	1,200

NET INCREASE (DECREASE) IN CASH	75,016	(3,061)

CASH AT BEGINNING OF PERIOD	118,904	4,200

CASH AT END OF PERIOD	$193,920	$1,139

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$43	$4,107
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
None

See accompanying notes.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2008 AND 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2008 and 2007 and for the periods then ended have been made.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 2007 audited financial statements.  The results of operations for the periods ended March 31, 2008 and 2007 are not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  At March 31, 2008, the Company had a retained deficit of $917,674.  During the six months ended March 31, 2008, the Company incurred a net loss of $55,112.  These factors create an uncertainty about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s continuation as a going concern is dependent upon its ability to increase revenues, decrease or contain costs, and achieve profitable operations.  In this regard, Company management is proposing to develop additional applications for the Company’s technology, specifically in security system surveillance.  Management estimates 6 to 9 months before the Company will start realizing revenues from security system surveillance applications.  Should the Company’s financial resources prove inadequate to meet the Company’s needs before additional revenue sources can be realized, the Company may raise any necessary additional funds through loans or through sales of common stock.  There is no assurance that the Company will be successful in achieving profitable operations or in raising any additional capital.

NOTE 3 - RELATED PARTY TRANSACTIONS

Related Party Loans - During the six months ended March 31, 2007, an officer of the Company loaned $2,400 to the Company and Parent, and the Company and Parent repaid loans totaling $1,200.  At September 30, 2007, the Company and Parent had repaid the loans.  During the six months ended March 31, 2007, the Company and Parent imputed interest expense of $3,124.

Office Space - During the six months ended March 31, 2008 and 2007, the Company and Parent paid or accrued $2,400 and $2,400 in rent to an officer of the Company.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2008 AND 2007

NOTE 4 - PROPERTY AND EQUIPMENT

	Estimated Useful Lives	March 31, 2008
Optical equipment	5 years	$39,386
Office equipment	5 - 10 years	1,686
		41,072
Less accumulated depreciation		(39,756)
Net property and equipment		$1,316

Depreciation expense for the six months ended March 31, 2008 and 2007 was $122 and $132, respectively.

NOTE 5 - DEFINITE-LIFE INTANGIBLE ASSETS

	Estimated Useful Life	March 31, 2008
Pending patent application	Not Applicable	$17,465
		17,465
Less accumulated amortization		-
Net definite-life intangible assets		$17,465

The Company's definite-life intangible assets consist only of a pending patent application.

NOTE 6 - CUSTOMER DEPOSITS

At March 31, 2008, the Company had received cash deposits of $118,300 from a customer in Taiwan to purchase infrared detectors, affix them to cameras supplied by the customer, and ready them for shipment back to the customer in accordance with the requirements of the Company’s export license.  Although the terms of the arrangement provide that the deposits are not refundable, the Company has recorded them as of March 31, 2008 as a current liability because the earnings process was incomplete.  The Company will use approximately $112,000 of the deposits to purchase the infrared detectors in accordance with the customer’s specifications.  After the Company ships the assembled cameras with infrared detectors, the Company will recognize as revenue the net amount of the deposits related to its services, which amount is expected to be approximately $6,000.

NOTE 7 - CONCENTRATIONS

At March 31, 2008, the Company had a cash balance in excess of federally-insured amounts of $96,999.

At March 31, 2008, 100% of the Company's accounts receivable was due from a single licensee.  During the six months ended March 31, 2008 and 2007, 100% of the Company's and Parent’s royalty revenues were generated through a single licensee.

NOTE 8 - INCOME TAXES

At March 31, 2008, the Company has federal net operating loss carryovers of approximately $69,500 available to offset future taxable income and expiring in 2026, 2027, and 2028.  At March 31, 2008, the Company had experienced losses since inception and had not yet generated any taxable income; therefore, the Company established a valuation allowance to offset the net deferred tax assets.

INFRARED SYSTEMS INTERNATIONAL
NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2008 AND 2007

NOTE 8 - INCOME TAXES (continued)

The income tax provision consists of the following components for the six months ended March 31, 2008 and 2007:

	2008	2007
Current income tax expense (benefit)	$-	$-
Deferred income tax expense (benefit)	(68)	-
Net income tax expense (benefit) charged to operations	$(68)	$-

The income tax provision differs from the amounts that would be obtained by applying the federal statutory income tax rate to loss before income tax provision as follows for the six months ended March 31, 2008 and 2007:

	2008	2007
Loss before income tax provision	$(55,112)	$(10,612)
Expected federal income tax rate	15.0%	15.0%
Expected income tax expense (benefit) at statutory rate	$(8,267)	$(1,592)
Tax effect of:
Parent’s expenses included in operations	-	1,538
Meals and entertainment	228	-
Change in valuation allowance	7,971	54
Net income tax expense (benefit)	$(68)	$-

The Company’s deferred tax assets, deferred tax liabilities, and valuation allowance are as follows:

March 31, 2008
Deferred tax assets:
Organization costs	$180
Net operating loss carryovers	10,427
Total deferred tax assets	$10,607

Deferred tax liabilities:
Book basis of patent application	$(2,620)
Tax depreciation in excess of book	(16)
Total deferred tax liabilities	$(2,636)

Total deferred tax assets	$10,607
Total deferred tax liabilities	(2,636)
Valuation allowance	(7,971)
Net deferred tax asset (liability)	$-

These amounts have been presented in the financial statements as follows:

March 31, 2008
Current deferred tax asset (liability)	$-
Non-current deferred tax asset (liability)	-
$-

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Our Articles of Incorporation eliminate the liability of our directors for monetary damages to the fullest extent permissible under Nevada law.  Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

       The estimated expenses of the offering, all of which are to be borne by ISI, are as follows:

SEC Filing Fee	$9.81
Printing Expenses	1,500.00
Accounting Fees and Expenses	7,000.00
Legal Fees and Expenses	45,000.00
Blue Sky Fees and Expenses	3,000.00
Registrar and Transfer Agent Fee	10,000.00
Miscellaneous	3,490.19

Total	$70,000.00

Item 26.    Recent Sales of Unregistered Securities.

       ISI is a wholly-owned subsidiary of CSBI. Since the formation of ISI in 2006, the only shares issued were issued to CSBI.

Item 27.     Exhibits

a.	The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit
Number	Description

3.1*	Articles of Incorporation
3.2*	Bylaws
5.1**	Opinion re: Legality
10.1*	Share Purchase and Merger Agreement dated Mary 24, 2007 among Advance Technologies, Inc., American SXAN Biotech, Inc., Huakang Zhou, Gary Ball and Wendy Ball
10.2*	Assignment and Assumption and Management Agreement dated July 10, 2007 by and among Advance Technologies, Inc., Infrared Systems International, Inc., and Gary Ball
10.3*	Agreement re Operating Subsidiary Dividend dated May 24, 2007 by Dr. Huakang Zhou
10.4*	Form of Agreement with Certain Stockholders of CSBI
10.5*	License Agreement dated July 15, 1997 between Infrared System International, Inc. and Kollsman, Inc.
10.6*	Commercial Invoice dated December 7, 2007 by Infrared Systems International to United Integrated Services for 40 IR cameras assemblies.
10.7*	Addendum dated July 15, 1997 to License Agreement dated July 15, 1997 between Infrared System International, Inc. and Kollsman, Inc.
23.1	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Counsel (See Exhibit 5.1)
24.1	Power of Attorney (included in the Signature Page to the original Registration Statement)
_____________
 *  Previously filed.
* *To be filed by amendment.

Item 28.    Undertakings

       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
That for determining liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
That for determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                 Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized on June 19, 2008.

Registrant:	INFRARED SYSTEMS INTERNATIONAL
	By:	/s/ Gary E. Ball Gary E. Ball, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Gary E. Ball
Gary E. Ball	Chief Executive Officer, President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	June 19, 2008
*___________
Gary L. Bane	Director	June 19, 2008

James Watson	Director	June __, 2008

 *By /s/Gary E. Ball
         Attorney in Fact